                                                                    EXHIBIT 99.1

                        [ATP OIL & GAS CORPORATION LOGO]


News Release
For Immediate Release

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., SVP and Chief Financial Officer
713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Reports First Quarter 2003 Results

HOUSTON - May 15, 2003 - (PRNewswire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced first quarter 2003 net income of $2.4 million ($0.12 per share). ATP further announced a 32% increase in proved developed producing reserves during the quarter. ATP additionally achieved previously announced production guidance of 5 Bcfe with actual natural gas and oil production of 5 Bcfe.

ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

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                       [ATP OIL AND GAS CORPORATION LOGO]


                                                                                   Three Months Ended
                                                                                        March 31,
                                                                             -----------------------------
                                                                                  2003             2002
                                                                             -------------   -------------
                                                                                      (unaudited)
Selected Operating Statistics

Production
     Natural gas, MMcf                                                               2,934          4,476
     Oil and condensate, MBbls                                                         343            427
     Natural gas equivalents, MMcfe                                                  4,995          7,035

Average Prices (includes effect of settled derivatives)
     Natural gas, per Mcf                                                          $  3.01        $  2.68
     Oil and condensate, per Bbl                                                   $ 28.95        $ 18.54

     Natural gas equivalents, per Mcfe                                             $  3.75        $  2.83


Expenses, per Mcfe
     Lease operating expense                                                       $  0.73        $  0.54
     General and administrative                                                    $  0.64        $  0.35
     Depreciation, depletion and amortization                                      $  1.55        $  1.69

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues including the effects of settled derivatives                  $18,765        $19,887

Net income (loss) .................................................                $ 2,398        $(6,363)
     Per share, basic and diluted                                                  $  0.12        $ (0.31)
     Average shares outstanding - basic                                             20,332         20,332
     Average shares outstanding - diluted                                           20,521         20,313


ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]

Operating Revenues and Expenses

Oil and gas production revenues were $20.5 million for the first quarter compared to $18.6 million in the same period in 2002. Lease operating expense
(LOE) for the first quarter was $3.6 million ($0.73 per Mcfe) compared to $3.8 million ($0.54 per Mcfe) in the first quarter 2002. LOE guidance for the year, $0.60 - $0.65 per Mcfe, remains unchanged with lower planned workover activity and higher production rates expected. General and administrative expense (G&A) for the first quarter was $3.2 million, compared to $2.5 million in the comparable period in 2002. G&A was higher due to increased compensation expense and professional fees. Depreciation, depletion and amortization (DD&A) for the first quarter was $7.8 million ($1.55 per Mcfe), compared to $11.9 million ($1.69 per Mcfe) in the first quarter 2002. DD&A benefited from reduced finding and development costs associated with our 2002 capital program.

Developments and Acquisitions

Gulf of Mexico:
Progress on our Gulf of Mexico development program by the end of the first quarter increased proved developed producing reserves 32% compared to year-end 2002. The Company completed two developments, Eugene Island 71 and West Cameron 101, and placed them on production during the latter part of March. The combined production from these two fields led to an exit production rate on March 31, 2003 of 70 MMcfe per day, compared to first quarter average production of 56 MMcfe per day.

The Company's third Gulf of Mexico development in 2003, West Cameron 284, is underway and on schedule for first production near the end of the second quarter. The Company developed this field by installing a caisson and drilling and completing a horizontal and a vertical well. With first production from West Cameron 284 in the second quarter and successful execution of our Gulf of Mexico developments in the second half of this year, the Company anticipates continued growth in proved developed producing reserves throughout the remainder of the year.

ATP was the apparent high bidder on West Cameron 663 at the annual OCS Central Gulf of Mexico Offshore Lease Sale held March 19, 2003 in New Orleans by the Minerals Management Service (MMS). ATP will own a 100% working interest in West Cameron 663 and serve as operator if ATP's high bid is approved by the MMS. The block, with proved reserves, is located in approximately 366 feet of water and is in close proximity to the Company's Matia and Cabrito project. The discovery well on West Cameron


ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

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                       [ATP OIL AND GAS CORPORATION LOGO]


663 was drilled to a depth of 9063 feet in 1985 with proved hydrocarbons at approximately 7800 feet measured depth.

ATP was nominated for the National Safety Award of Excellence (SAFE) for a second consecutive year. The MMS administers the SAFE program, which recognizes exemplary performance by Outer Continental Shelf oil and gas operators. Nomination for the SAFE award placed ATP as one of the 6 finalists for this award out of 41 companies that operate in the Gulf of Mexico in the same category.

U.K.-Sector North Sea:
Final preparations are underway at the Helvellyn field. The pipeline is being dewatered, and final production and system testing is ongoing. The well, which tested in excess of 60 MMcf per day in January 2003, is expected to be placed on production during the second quarter 2003. ATP is the operator and has a net revenue interest of 50% in Helvellyn.

Dutch-Sector North Sea:
In February 2003, ATP expanded its North Sea operations by acquiring the L-06d block, located in the Dutch sector of the North Sea. On behalf of the Dutch State, Energie Beheer Nederland B.V. (EBN) elected to join ATP and received a 50% working interest in L-06d in consideration for its share of prior costs and 50% of all future development costs. The L-06d block, located in 115 feet of water, contains proved reserves from a gas discovery in 1990. First production is expected in 2004. ATP is the operator of the L-06d block.

Capital Resources and Liquidity
ATP's first quarter cash flow was used primarily for development activities (discussed in the previous section) and to reduce bank debt. During the quarter, the company reduced bank debt $1.5 million to $54.5 million. This reduction continued into the second quarter further reducing the outstanding balance on our bank revolver to $50 million. On May 13, 2003, the Company and its lenders concluded a regularly scheduled borrowing base redetermination. The borrowing base was set at $50 million with no further scheduled amortization. The next regularly scheduled redetermination is set for July 2003, at which time the borrowing base and scheduled amortizations may be reset.



ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


ATP reported a working capital deficit of $34.0 million at March 31, 2003, compared to $13.7 million at December 31, 2002. The Company had a smaller working capital deficit as calculated by its lenders. A calculation of ATP's working capital per our lenders can be found at the end of this press release. On May 13, 2003 amendments were executed with our lenders that removed the requirement for a positive working capital for the period ending March 31, 2003 and eliminated the non-compliance with working capital covenants under both agreements as of that date. The working capital covenant under our bank credit facility will be reinstated as of June 30, 2003. Interest expense in the first quarter was $2.3 million, compared to $2.7 in the comparable 2002 period. The cash portion of interest expense was $1.4 million, compared to $1.6 million in the first quarter 2002. The decrease in interest expense is attributable to a 17% decrease in bank debt over the comparable period.

During the second quarter, the Company improved its financial flexibility with the receipt of $19.2 million that is not reflected in the financial statements for the quarter ending March 31, 2003. Of this amount, $8.1 million relates to the Company's agreement to develop a property during the next 60 months. If the property is not developed, the amounts will be returned with interest. The remaining $11.1 million was raised through an offering of 4,000,000 shares of common stock.

Conference Call
ATP will host a conference call to discuss first quarter 2003 results on May 15, 2003 at 10:30 a.m. CT. To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call via telephone, contact Isabel Plume at 713-403-5517 for the dial-in number and conference identification number. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com. A recorded replay can be accessed 24 hours after the call. The rebroadcast number is 1-800-428-6051 and id code 294488.

About ATP Oil & Gas
ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.



ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.


ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


                                  Balance Sheet
                                 (In Thousands)


                                                                                        March 31,    December 31,
                                                                                          2003           2002
                                                                                      -----------    ------------
                                 Assets                                               (unaudited)
Current assets
    Cash and cash equivalents                                                          $   3,381      $   6,944
    Restricted cash                                                                          -              414
    Accounts receivable (net of allowance of $1,263 and $1,430, respectively)             28,460         24,998
    Deferred tax asset                                                                     2,078          1,628
    Other current assets                                                                   3,537          3,245
                                                                                       ---------      ---------
       Total current assets                                                               37,456         37,229
                                                                                       ---------      ---------
Oil and gas properties
    Oil and gas properties (using the successful efforts method of accounting)           392,761        355,088
    Less: Accumulated depreciation, depletion, impairment and amortization              (234,931)      (236,052
                                                                                       ---------      ---------
       Oil and gas properties, net                                                       157,830        119,036
                                                                                       ---------      ---------
Furniture and fixtures (net of accumulated depreciation)                                     784            810
Deferred tax asset                                                                        20,289         21,580
Other assets, net                                                                          2,549          3,400
                                                                                       ---------      ---------
       Total assets                                                                    $ 218,908      $ 182,055
                                                                                       =========      =========

                  Liabilities and Shareholders' Equity

Current liabilities
    Accounts payable and accruals                                                      $  50,245      $  35,336
    Current maturities of long-term debt                                                   4,500          6,000
    Asset retirement obligation                                                            7,437            -
    Derivative liability                                                                   9,232          9,592
                                                                                       ---------      ---------
       Total current liabilities                                                          71,414         50,928

Long-term debt                                                                            80,460         80,387
Asset retirement obligation                                                               15,385            -
Deferred revenue                                                                           1,066          1,111
Other long-term liabilities and deferred obligations                                      10,816         11,082
                                                                                       ---------      ---------
       Total liabilities                                                                 179,141        143,508
                                                                                       ---------      ---------
Shareholders' equity
    Preferred stock: $0.001 par value, 10,000,000 shares authorized;
       none issued                                                                           -              -
    Common stock: $0.001 par value, 100,000,000 shares authorized;
       20,398,007 issued and 20,322,167 outstanding at December 31, 2002;
       20,388,488 issued and 20,312,648 outstanding at December 31, 2001                      20             20
    Additional paid in capital                                                            81,071         81,087
    Accumulated deficit                                                                  (36,916)       (39,314)
    Accumulated other comprehensive loss                                                  (3,497)        (2,335)
    Treasury stock                                                                          (911)          (911)
                                                                                       ---------      ---------
       Total shareholders' equity                                                         39,767         38,547
                                                                                       ---------      ---------
       Total liabilities and shareholders' equity                                      $ 218,908      $ 182,055
                                                                                       =========      =========




ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


                                Income Statement
                    (In Thousands, Except Per Share Amounts)

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                    ----------------------------
                                                                                        2003            2002
                                                                                    -------------  -------------
                                                                                             (unaudited)
Revenue
   Oil and gas production                                                             $ 20,480        $ 18,610
                                                                                      --------        --------
     Total revenues                                                                     20,480          18,610
                                                                                      --------        --------
Costs and operating expenses
   Lease operating expenses                                                              3,627           3,815
   Geological and geophysical expenses                                                     154             (43)
   General and administrative expenses                                                   3,212           2,478
   Non-cash compensation expense (general and administrative)                              (39)            243
   Depreciation, depletion and amortization                                              7,762          11,860
   Accretion expense                                                                       729              -
                                                                                       -------        --------
        Total costs and operating expenses                                              15,445          18,353
                                                                                      --------        --------
Income from operations                                                                   5,035             257
                                                                                      --------        --------

Other income (expense)
   Interest income                                                                          12              16
   Interest expense                                                                     (2,337)         (2,666)
   Other                                                                                    31              44
   Loss on derivative instruments                                                          (70)         (7,440)
                                                                                      --------        --------
     Total other income (expense)                                                       (2,364)        (10,046)
                                                                                      --------        --------
Income (loss) before income taxes and cumulative
     effect of change in accounting principle                                            2,671          (9,789)
Income tax (expense) benefit                                                              (935)          3,426
                                                                                      --------        --------
Income (loss) before cumulative effect of change in accounting principle                 1,736          (6,363)
Cumulative effect of change in accounting principle                                        662               -
                                                                                      --------         -------
Net Income (loss)                                                                     $  2,398        $ (6,363)
                                                                                      ========        ========
Income (loss) per common share:
   Basic and diluted                                                                  $   0.12        $  (0.31)
                                                                                      ========        ========
Weighted average number of common shares:
   Basic                                                                                20,332          20,313
                                                                                      ========        ========
   Diluted                                                                              20,521          20,313
                                                                                      ========        ========



ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


                                 Cash Flow Data
                                 (In Thousands)

                                                                                           Three Months Ended
                                                                                                March 31,
                                                                                      -----------------------------
                                                                                           2003           2002
                                                                                      -------------  --------------
                                                                                               (unaudited)
Cash flows from operating activities:
    Net income (loss)                                                                  $  2,398          $(6,363)
    Adjustments to operating activities                                                   7,956            9,115
    Changes in assets and liabilities                                                     9,937            4,481
                                                                                       --------          -------
Net cash provided by operating activities                                                20,291            7,233
                                                                                       --------          -------
Cash flows from investing activities:
    Additions and acquisitions of oil and gas properties                                (22,321)          (5,703)
    Additions to furniture and fixtures                                                     (56)             (63)
                                                                                       --------          -------
Net cash used in investing activities                                                   (22,377)          (5,766)
                                                                                       --------          -------
Cash flows from financing activities:
    Payments of long-term debt                                                           (1,500)          (4,000)
    Deferred financing costs                                                                -                (47)
    Other                                                                                    23                -
                                                                                       --------          -------
Net cash used in financing activities                                                    (1,477)          (4,047)
                                                                                       --------          -------
Decrease in cash and cash equivalents                                                    (3,563)          (2,580)
Cash and cash equivalents, beginning of period                                            6,944            5,294
                                                                                       --------          -------
Cash and cash equivalents, end of period                                               $  3,381          $ 2,714
                                                                                       ========          =======



ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]



                  Hedges, Derivatives and Fixed Price Contracts
                                   (unaudited)


                                              Previously
                                               Announced                  New
                                                  on                Positions Added               In Effect
Product and Period                             3/24/2003        3/24/2003 to 5/13/2003            5/13/2003
------------------                      ----------------------  -----------------------    ---------------------
                                         Volume        Price $    Volume       Price $      Volume      Price $
                                        ---------    ---------   --------     ---------    --------    ---------
Gas (MMBtu per day)
-------------------
1Q03                                      32,000        3.32                                  32,000      3.32
2Q03                                      32,000        3.33                                  32,000      3.33
3Q03                                      32,000        3.33                                  32,000      3.33
4Q03                                      27,359        3.70                                  27,359      3.70

1Q04                                      11,400        4.47       5,000        $5.49         16,400      4.78
2Q04                                      10,000        4.40       3,000        $5.05         13,000      4.55
3Q04                                      10,000        4.40       3,000        $5.05         13,000      4.55
4Q04                                      10,000        4.40       3,000        $5.05         13,000      4.55

ATP also entered into a collar for 3,000 MMBtu per day for the first quarter
2004 with a floor of $4.40 and a ceiling of $5.80 per MMBtu that is not reflected above.

Oil (Bbl per day)
-----------------
1Q03                                       1,828       27.75                                   1,828     27.75
2Q03                                       1,165       25.87                                   1,165     25.87
3Q03                                       1,000       24.48                                   1,000     24.48
4Q03                                       1,000       24.48                                   1,000     24.48


The above are hedges, derivatives and fixed price contracts in effect at May 13, 2003. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.



ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com

                       [ATP OIL AND GAS CORPORATION LOGO]


                          Working Capital Calculation
                                Per ATP's Lenders
                                 (In Thousands)
                                   (Unaudited)


                                                                                         March 31,    December 31,
                                                                                           2003           2002
                                                                                      -------------  --------------
    Cash and restricted cash                                                             $  3,381       $  7,358
    Accounts receivable                                                                    28,460         24,998
    Other current assets                                                                    3,537          3,245
                                                                                         --------       --------
       Total current assets                                                                35,378         35,601
                                                                                         --------       --------
    Accounts payable and accruals                                                          50,245         35,336
                                                                                         --------       --------
    Working capital (deficit) per bank lenders' calculation (1)                          $(14,867)      $    265
                                                                                         =========      ========
    Working capital (deficit) per note payable purchaser (2)                             $(22,304)      $    265
                                                                                         =========      ========
    Working capital deficit per financial statements                                     $(33,958)      $(13,699)
                                                                                         =========      ========

(1) Working capital excludes the current portion of long-term debt, any receivable or payable associated with the mark-to-market of derivatives related to future periods, and the current portion of the asset retirement obligation pursuant to FASB 143.

(2) Working capital excludes the current portion of long-term debt and any receivable or payable associated with the mark-to-market of derivatives related to future periods, but includes short-term asset retirement obligations of $7.4 million.


                      Oil and Gas Revenue Reconcilation (1)
                                 (In Thousands)
                                   (Unaudited)

                                                                                 March 31,
                                                                                   2003
                                                                               -----------
Oil and gas revenues, including the effects of settled derivatives               $ 18,765
Hedging ineffectiveness(2) for the quarter                                           (235)
Amounts previously recognized in earnings and current
     period changes in fair market value of derivatives                             1,950
                                                                                 ---------
Oil and gas revenues per income statement                                       $  20,480
                                                                                ==========

------------
(1) Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the company's realized cash flow from its oil and gas production during the period for which it is presented.

(2) Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.

# # #

ATP Oil & Gas Corporation    4600 Post Oak Place   Suite 200   Houston, TX 77027
                                                                   www.atpog.com